Exhibit 99.1

U.S. Silica Announces Stockholder Approval of Acquisition by Apollo Funds

KATY, Texas, July 16, 2024 — U.S. Silica Holdings, Inc. (NYSE: SLCA) (the “Company”), a diversified industrial minerals company and a leading last-mile logistics provider to the oil and gas industry, announced today that its previously announced agreement to be acquired by funds managed by affiliates of Apollo (NYSE: APO) (“Apollo”), one of the world’s premier investment firms, in an all-cash transaction (the “Merger”), was approved at a special meeting of the Company’s stockholders (the “Special Meeting”) on July 16, 2024. The closing of the Merger remains subject to the terms and conditions of the agreement. Subject to such terms and conditions, the Company expects that closing of the Merger will occur before the end of the current quarter.

Approximately 78% of the Company’s outstanding shares were voted at the Special Meeting, and the Merger was approved by over 75% of the Company’s outstanding shares. The Company will be filing the final voting results in a Current Report on Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”).

About U.S. Silica

U.S. Silica Holdings, Inc. is a global performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry and in a wide range of industrial applications. Over its 124-year history, the Company has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 800 diversified products to customers across our end markets.

The Company’s wholly-owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company has 26 operating mines and processing facilities and two additional exploration stage properties across the United States and is headquartered in Katy, Texas.

About Apollo

Apollo is a high-growth, global alternative asset manager. In our asset management business, we seek to provide our clients excess return at every point along the risk-reward spectrum from investment grade to private equity with a focus on three investing strategies: yield, hybrid, and equity. For more than three decades, our investing expertise across our fully integrated platform has served the financial return needs of our clients and provided businesses with innovative capital solutions for growth. Through Athene, our retirement services business, we specialize in helping clients achieve financial security by providing a suite of retirement savings products and acting as a solutions provider to institutions. Our patient, creative, and knowledgeable approach to investing aligns our clients, businesses we invest in, our employees, and the communities we impact, to expand opportunity and achieve positive outcomes. As of March 31, 2024, Apollo had approximately $671 billion of assets under management. To learn more, please visit www.apollo.com.

Forward-Looking Statements

This communication contains forward-looking statements. These forward-looking statements generally can be identified by phrases such as “anticipate,” “believe,” “expect,” “estimate,” “plan”, “outlook” and “project” or other words or phrases of similar import. These statements are based on current expectations, estimates and projections about the industry, markets in which the Company operates, management’s beliefs, assumptions made by management and the transactions described in this communication. While the Company’s management believes the assumptions underlying the forward-looking statements and information contained herein are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. These risks include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement and Plan of Merger, dated as of April 26, 2024, by and among the Company, Star Holding LLC and Star Merger Co. (the “Merger Agreement”); (2) the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the proposed Merger that may be instituted against the parties to the Merger Agreement or others; (3) the inability to consummate the proposed Merger within the anticipated time period, or at all, due to any reason, including the failure to satisfy the conditions to the completion of the proposed Merger; (4) risks that the proposed Merger disrupts current plans and operations of the Company or diverts management’s attention from its ongoing business; (5) the ability to recognize the anticipated benefits of the proposed Merger; (6) the amount of the costs, fees, expenses and charges related to the proposed Merger; (7) the risk that the Merger Agreement may be terminated under circumstances requiring the Company to pay a termination fee; (8) the effect of the announcement of the proposed Merger on the ability of the Company to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business; (9) the effect of the announcement of the proposed Merger on the Company’s operating results and business generally; (10) the risk that the Company’s stock price may decline significantly if the proposed Merger is not consummated; and (11) the other risks and important factors contained and identified in the Company’s filings with the SEC, such as the definitive proxy statement on Schedule 14A filed by the Company on June 11, 2024 in connection with the Special Meeting, as supplemented on July 8, 2024, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as well as the Company’s subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed from time to time, any of which could cause actual results to differ materially from the forward-looking statements in this communication.

There can be no assurance that the proposed Merger will in fact be consummated. We caution investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this communication. The Company undertakes no obligation or duty to update or revise any of these forward-looking statements after the date of this communication, nor to conform prior statements to actual results or revised expectations, and the Company does not intend to do so.

U.S. Silica Contact

Ida Ashley

Vice President, Human Resources

ashleyi@ussilica.com

Tracey Timpanaro

Corporate Communications Specialist

timpanaro@ussilica.com

Apollo Contact

Noah Gunn

Global Head of Investor Relations

(212) 822-0540

IR@apollo.com

Joanna Rose

Global Head of Corporate Communications

(212) 822-0491

Communications@apollo.com